As filed with the Securities and Exchange Commission on May 21, 2013
Registration Statement No. 333-40568

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-1
TO FORM SB-2 REGISTRATION STATEMENT NO. 333-40568

UNDER THE SECURITIES ACT OF 1933

iPARTY CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation of organization)	5940 (Primary Standard Industrial Classification Code Number)	76-0547750 (I.R.S. Employer Identification No.)

270 Bridge Street, Suite 301
Dedham, Massachusetts 02026
(781) 329-3952
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sal Perisano
Chief Executive Officer
iParty Corp.
270 Bridge Street, Suite 301
Dedham, Massachusetts 02026
(781) 329-3952
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 on Form S-1 (this “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form SB-2 (File No. 333-40568) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2000 by iParty Corp. (the “Registrant”).  The Registration Statement registered the sale of up to 26,127,676 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) and 8,600,656 common stock purchase warrants.

On May 9, 2013 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of  March 1, 2013, by and among the Registrant, Party City Holdings Inc., a Delaware corporation (“Party City”) and Confetti Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Party City (“MergerSub”), MergerSub merged with and into the Registrant and the Registrant became a wholly-owned subsidiary of Party City (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the offering pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Dedham, Commonwealth of Massachusetts on May 21, 2013.

iPARTY CORP.

By:	/s/ Sal Perisano
Name: Sal Perisano
Title: Chief Executive Officer